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                                                                   Exhibit 10.10


Magna Vierte Beteiligungs AG
Oberwaltersdorf, Austria


Dear Sirs:

Re:  Fontana Sports - Access Agreement

     This letter will confirm the general terms on which Magna International Inc. ("Magna") shall pay, or cause Magna Europa AG ("Europa") to pay to Magna Vierte Beteiligungs ("MVB") an annual access fee in consideration for the grant by MVB to Europa of priority access to the Fontana Sports golf course, tennis and fitness facility in Oberwaltersdorf, Austria. Magna shall cause Europa to enter into an agreement (the "Access Agreement") with MVB, on mutually acceptable terms, setting forth the complete terms of the agreement, including those terms set forth below. The Access Agreement shall be subject to, and in a form enforceable under, Austrian law.

Europa's right of priority shall be subject to the following terms and conditions:

     1. Europa shall have a priority right of access to use, from time to time, the clubhouse, golf course, tennis courts, fitness areas, common areas and all other areas comprising part of Fontana Sports (collectively, the "Fontana Premises") for Europa-sponsored corporate and charitable events and for business development or other related purposes. Provided there is no unreasonable interference with the members of Fontana Sports, Europa's right of access shall be in priority to all other users of the Fontana Premises.

     2. Europa may exercise the right of access by notifying MVB in writing in advance of the intended dates, times and facilities required as well as reasonable details as to the function or event intended to be held. MVB shall immediately advise Europa in writing whether or not the required facilities will be available when requested.

     3. In consideration for the grant of the right of access, Europa shall pay MVB an annual access fee of Euros 2.5 million (the equivalent of U.S.$2.7 million), payable quarterly in advance during the term of the arrangement. Europa shall also pay MVB an amount determined by MVB for conducting each Europa function, calculated on the basis of MVB's lowest applicable rates at the time the Fontana Premises are reserved for a Europa function, or as otherwise agreed between Europa and MVB. Europa shall also pay all taxes, licences, rates, duties, assessments and fees payable by MVB pursuant to any applicable law. All amounts due from Europa to MVB other than the access fee shall be paid within 30 days of the date of any invoice delivered by MVB to Europa in respect of a particular function. Restaurant services shall be billed monthly by MVB to Europa.
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4.     In connection with any function held by Europa on the Fontana Premises,
MVB shall furnish to Europa the services customarily provided by operators of comparable facilities. Europa and MVB shall mutually agree upon the maximum rounds of golf, maximum number of hours of tennis and maximum number of persons using the fitness facility in respect of each year during the term of this agreement.

5. Europa will not use or permit the use of the Fontana Premises in a manner which violates any applicable rule or regulation of MVB relating to the use of Fontana Sports or any applicable law or is detrimental to the image or reputation of Fontana Sports or MVB.

6. Europa will indemnify MVB, its directors, officers, employees and agents and any other person for whom MVB is legally responsible from and against all claims, actions, damages, losses and liabilities arising from the use by Europa of the Fontana Premises.

7. MVB also hereby grants Europa a right of first refusal to purchase Fontana Sports. Europa shall have ten business days from receipt of a written notice from MVB describing any proposed sale by MVB to an arm's length third party of Fontana Sports. Europa shall indicate its intention to purchase Fontana Sports within 10 business days of receipt of such notice upon the same terms and conditions as the third party offer, failing which MVB shall be entitled to sell Fontana Sports to a third party. If such sale is not consummated within 120 days, MVB shall be required to comply again with the terms and conditions of this section.

8. The arrangements reflected in this letter shall commence on March 1, 1999 and end at 12:01 a.m. on March 1, 2004, subject to a mutually agreeable extension.

       If you are in agreement with the terms hereof, please sign the duplicate copy of this letter and return it to Magna at the address above.

MAGNA INTERNATIONAL INC.


By:
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Agreed to and acknowledged as of March 1, 1999.

MAGNA VIERTE BETEILIGUNGS AG


By:
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